EMPLOYMENT AGREEMENT
BETWEEN SATELLITE NEWSPAPERS CORPORATION AND Mr. R. HIBMA

Pursuant to this Amended and Restated Employment Agreement (the "Agreement"), dated October 1, 2006, Mr. Randy Hibma ,Chief Financial Officer, ("CFO") and Satellite Newspapers Corporation, a Nevada corporation ("Company"), to read in its entirety as follows:

1. Term
The term of this Agreement shall commence on October 1, 2006, and shall renew automatically for successive one-year terms, except where CFO provides Company with 30 days written notice of termination prior to the expiration of a term or by mutual agreement between parties.

2. Duties
Mr. Hibma shall be employed by Company as its Chief Financial Officer. Mr. Hibma shall report directly and solely to the Company's Board of Directors ("Board"). Mr. Hibma shall devote his full time and best efforts to the Company. Mr. Hibma will remain as a member of the Board of directors.

3. Salary
CFO shall receive an annual base salary of $ 60,000 including taxes and plus employment taxes. The Board, in its discretion, may increase the base salary based upon relevant circumstances and terms expressed herein. The pay period shall be on a monthly basis.

4. Salary Increases
(a) CFO shall be eligible for a yearly incentive salary increases hereunder subject to the Board's yearly review of the CFO's performance and the Company's financials. The yearly incentive salary increase shall be a fair and equal to all parties involved.

(b) This increase shall be effective proactively upon the Board's review. The Board shall have 30 days following the date the Company's audited consolidated statement of income for the applicable year becomes available to review and approve any salary increase according to Section 4(a).

(c) CFO's Bonus's that may be deemed appropriate shall be agreed upon by CFO and the Board jointly. CFO has the option to recognize the bonus in shares of stock of the company.

5. Benefits
CFO shall be entitled to receive all benefits generally made available to executives of Company.

6. Reimbursement for Expenses
(a) CFO shall be expected to incur various business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred for the benefit of Company. Subject to Company's policy regarding the reimbursement of such expenses (which does not necessarily provide for reimbursement of all 3 such expenses), Company shall reimburse CFO for such expenses from time to time, at CFO's request, and CFO shall account to Company for such expenses.

(b) CFO shall be reimbursed for a company vehicle and insurance.

7. Protection of Company's Interests

(a) During the term of this Agreement CFO shall not directly or indirectly engage in competition with, or own any interest in any business which competes with, any business of Company or any of its subsidiaries; provided, however, that the provisions of this Section 7 shall not prohibit her ownership of voting stock of any publicly held corporation.

(b) Except for actions taken in the course of his employment hereunder, at no time shall CFO divulge, furnish or make accessible to any person any information of a confidential or proprietary nature obtained by while in the employ of Company. Upon termination of his employment by Company, CFO shall return to the Company all such information which exists in written or other physical form and all copies thereof in possession or under his control.

(c) Company and its successors and assigns shall, in addition to CFO's services, be entitled to receive and own all of the results and proceeds of said services (including, without limitation, literary material and other intellectual property) produced or created during the term of CFO's employment hereunder except with respect to any book or writing autobiographical in nature. CFO will, at the request of Company, execute such assignments, certificates or other instruments as Company may from time to time deem necessary or desirable to evidence, establish, maintain, protect, enforce or defend its right or title in or to any such material.

(d) CFO shall not, either alone or jointly, with or on behalf of others, either directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of two years following CFO's termination of employment hereunder for any reason, offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment of Company or any affiliated entity, either for CFO's own account or for any other person, firm or company, any person who is employed by Company or any such affiliated entity, whether or not such person would commit any breach of his or her contract of employment by reason of leaving the service of Company or any affiliated entity.

(e) CFO recognizes that the services to be rendered by him hereunder are of a character giving them peculiar value, the loss of which cannot be adequately compensated for in damages, and in the event of a breach of this Agreement by CFO, Company shall be entitled to equitable relief by way of injunction or any other legal or equitable remedies.

8. Termination by Company

(a) Company shall have the right to terminate this Agreement under the following circumstances:

(i) Upon the death of CFO.

(ii) Upon notice from Company to CFO in the event of an illness or other disability which has incapacitated him from performing duties for three consecutive months as determined in good faith by the Board.

(iii) For good cause upon notice from Company. Termination by Company of CFO's employment for "good cause" (whether before or after a corporate sale or combination event identified in Section 9(ii) below) or the voluntary resignation by CFO as an employee of Company without the prior written consent of Company.

(b) If this Agreement is terminated pursuant to Section 8(a) above, CFO's rights and Company's

obligations hereunder shall forthwith terminate except as expressly provided in this Agreement.

9. Termination by CFO

CFO shall have the right to terminate his employment under this Agreement upon 30 days' notice to Company given within 60 days following the occurrence of any of the following events, each of which shall constitute "good reason" for such termination:

(i) CFO is not elected or retained as member of the board of directors of Company.

(ii) Company acts to materially reduce CFO's duties and responsibilities hereunder. CFO's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Company is (or substantially all of its assets are) sold to, or is combined with, another entity provided that

(a) CFO shall have the responsibilities and authority with respect to Company's businesses as Chief Financial Officer

(b) CFO shall report solely and directly to the board of directors of the entity (or to the individual) that acquires Company or its assets or, if there shall be an ultimate parent of such entity, then to the board of directors of such ultimate parent and

(c) CFO shall be elected and retained as a member of the board of directors of such entity or ultimate parent (if there shall be one).

10. Consequences of Breach by Company

If CFO's employment is terminated pursuant to Section 8 hereof, or if Company shall terminate CFO's employment under this Agreement in any other way that is a breach of this Agreement by Company, the following shall apply:

(i) CFO shall receive a cash payment equal to the present value (based on five percent interest) of CFO's base salary hereunder for the remainder of the term, payable within 30 days of the date of such termination.

11. Remedies

Company recognizes that because of CFO's special talents, in the event of termination by Company hereunder (except under Section 8(a)), or in the event of termination by CFO under Section 9, before the end of the agreed term, Company and CFO acknowledge and agree that the provisions of this Agreement regarding further payments of base salary, constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts CFO might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

12. Binding Agreement

This Agreement shall be binding upon and inure to the benefit of CFO, his, distributes and assigns and Company, its successors and assigns. CFO may not, without the express written permission of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation.

13. Amendment; Waiver

This Agreement contains the entire agreement of the parties with respect to the employment of CFO by Company and supersedes, on and as of the date hereof. No amendment or modification

of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

14. Governing Law

(a) This Agreement shall be governed by and construed under and in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws; and the laws of that state shall govern all of the rights remedies, liabilities, powers and duties of the parties under this Agreement and of any arbitrator or arbitrators to whom any matter hereunder may be submitted for resolution by the parties hereto.

(b) Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of Nevada, and by execution and delivery of this Agreement, CFO and Company irrevocably consent to the jurisdiction of those courts. CFO and Company irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any transaction related hereto. CFO and Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect of this Agreement.

(c) The parties agree that this Agreement shall constitute the sole and conclusive basis for establishing CFO's compensation for all services provided by him hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement this 1st day of October the year 2006.

Signed by

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10/01/2006
Randy Hibma

Signed by

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10/01/2006
Roy Piceni
Chairman
Satellite Newspapers Corporation